Exhibit 99.1

HANCOCK ADOPTS TAX BENEFIT PRESERVATION
AMENDMENT TO RIGHTS AGREEMENT

BALDWYN, MS, November 17, 2009 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced that its Board has adopted an amendment to the Company’s Rights Agreement designed to preserve substantial tax assets for future use.

Through fiscal year-end 2008, Hancock had tax attributes, including net operating losses, which would offset approximately $60 million of future taxable income.  Hancock can utilize these tax attributes in certain circumstances to offset taxable income and reduce its federal income tax liability.

Hancock’s ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code.  In general, an ownership change would occur if Hancock’s “5% shareholders,” as defined under Section 382, collectively increase their ownership in Hancock by more than 50 percentage points over a rolling three-year period.

As a result of this amendment, the Company’s Rights Agreement is now similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.

Additional information regarding the Amendment to the Rights Agreement will be contained in a Form 8-K that Hancock is filing with the Securities and Exchange Commission.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 265 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.